EXHIBIT 99.1

SMC Announces LOI to Acquire Chaintrade LTD.

Boca Raton, Florida – May 8, 2024 – SMC Entertainment, Inc. (“SMC” or the “Company”) (OTC: SMCE), an incubator company focused on acquisition and support of commercialized financial services and technology (Fintech) companies, is excited to announce they have signed an LOI to acquire Chaintrade LTD, an AI Fintech company. Chaintrade has developed an AI Powered Asset Trading Platform that allows users to trade any Equity, ETF, Commodity, and Index with the support of a personalized AI Powered trading assistant SMC has agreed to acquire the platform and looks forward to completing the necessary due diligence to close this acquisition quickly as the platform is ready for commercial launch.

Chaintrade is a joint Venture between Plato Data Intelligence and Redmatter.Capital. and was built to revolutionize trading and investing by leveraging AI's predictive capabilities while improving risk management and asset allocation, ensuring more personalized investment strategies. Chaintrade’s portfolio management utilizes AI to evaluate assets within a portfolio.

“We look forward to closing the acquisition of Chaintrade, once completed we will have a fully functioning model to deploy.”  quoted Erik Blum, Chairman & CEO of SMC “This acquisition will advance our infrastructure and technology tremendously. SMC can now shift from conception to application and full implementation of our SaaS vision. After closing we  plan on re-branding our AI component, as FYNN AI  We look forward to introducing FYNN as a new, next generation learning and research AI designed to help you trade smarter. We will continue to update shareholders as things develop.”

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Prem Couture / Founder of Redmatter Capital: “Our AI analyzes performance, investor sentiment, fair value, and risk factors to provide personal insights enabling informed decisions and optimized portfolio performance. We have spent the last 3 years building our infrastructure around faciliting both OnChain and Offchain transactions in a highly secured environment.”

Bryan Feinberg, Founder of Plato Data Intelligence: “As the underlying technologies we are developing continue to evolve, we can play in making AI more accessible to everyone, especially across emerging markets.”

About SMC: https://smceinc.com

SMC is a versatile holding company focused on acquisition and support of proven commercialized financial services and technology (Fintech) companies. SMC's multi-discipline growth by acquisition approach is to enhance revenues and shareholder equity.

About Chaintrade: https://chaintrade.ai

Chaintrade LTD is a UK Registered Entity and is affiliated with Red Matter Capital LTD a registered financial service company, with its subsidiary licensed under a securities trading license granted by the Montenegro Capital Market Authority (CMA) Authorized by the law on capital markets by the government of Montenegro.

Press Release Contact

Erik Blum

CEO

SMC Entertainment, Inc.

360-820-5973

Safe Harbor Statement

Some of the statements in this press release may be forward-looking statements or statements of future expectations based on currently available information. Such statements are naturally subject to risks and uncertainties. Factors such as the development of general economic conditions, future market conditions, unusual catastrophic loss events, changes in the capital markets, and other circumstances may cause the actual events or results to be materially different from those anticipated by such statements. The Company does not make any representation or warranty, express or implied, regarding the accuracy, completeness, or updated status of such forward-looking statements or information provided by the third-party. Therefore, in no case whatsoever will the Company and its affiliate companies be liable to anyone for any decision made or action taken in conjunction with the information and/or statements in this press release or any related damages.

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